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                                                                   EXHIBIT 10.47


NOTE: INFORMATION IN THIS DOCUMENT MARKED WITH AN "[*]" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                                MASTER AGREEMENT

THIS Master Agreement is made as of the 26th day of May, 2000 (the "Effective Date"), by and between WINK COMMUNICATIONS, INC., a Delaware corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and EchoStar Satellite Corporation, a Colorado corporation ("EchoStar"), whose address is 5701 S. Santa Fe Drive, Littleton, CO 80120.

0.   RECITALS

     Whereas Echostar develops, markets and broadcasts a variety of services for devices that receive and display video and data services including set-top boxes, televisions and internet devices;

     Whereas, Wink provides viewer response services for interactive content to mufti-channel operators, video broadcasters and advertisers as well as software and tools to enable the receipt and display of certain enhanced interactive content over video using proprietary Wink protocols-,

     Whereas, contemporaneously with the execution of the Master Agreement, Wink is providing Echostar a warrant to purchase 1,300,000 shares of Wink common stock as further defined in Exhibit H, and

     Whereas, pursuant to the terms of this Master Agreement, the parties wish to set forth the terms under which they may cooperate to develop, deliver and promote interactive content and Wink's viewer response services for Echostar subscribers;

     The parties hereby agree as follows:

1.   GRANT OF LICENSE

1.1. Subject to the terms of this Master Agreement, Wink hereby grants to EchoStar a non-exclusive license (the "License") to use the Wink software products listed in Exhibit B (hereinafter collectively referred to as "Wink Software") in the continental United States, Alaska, Hawaii, and the US territories and possessions (collectively, the "Territory") to:

          (a) deliver interactive program(s) which are compliant with the Wink interactive communications application protocol ("Interactive Wink Programs") to customers receiving video programming from EchoStar ("EchoStar Subscribers"), and generate and collect viewer responses to same.

          (b) generate and collect EchoStar Subscriber responses to interactive programs which are interpreted and/or executed by software licensed by third parties, but excluding Interactive ATVEF Programs as defined below ("Other Interactive Programs"). Other Interactive Programs shall include, but not be limited to interactive programs which are interpreted and/or executed by software licensed by OpenTV Corporation ("OpenTV Interactive Programs").

          (c) generate and collect EchoStar Subscriber responses to interactive programs which are compliant with the Advanced Television Enhancement Forum's 1.1 specification and/or later specifications approved and published by that organization ("Interactive ATVEF Programs").



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1.2. Subject to the terms of this Master Agreement, Wink further agrees to extend the License to geographical markets outside the Territory, provided that Wink shall have no obligation to provide any equipment to EchoStar for use outside the Territory, and provided that any installation, support, custom development, marketing, programming or other services to be performed by Wink for any use of the Wink Software outside the Territory shall be negotiated and agreed upon between the parties. Wink is specifically not obligated to operate the Wink Response Network (as defined in section 4.1 herein) or the equivalent thereof outside the Territory, or provide payments of any kind to EchoStar for use of the Wink Software outside the Territory.

1.3 "Updates" shall mean updates containing error corrections or minor enhancements to the Wink Software created by or for Wink, and designated for all of Wink's customers by a change in version number to the right of the decimal point. Updates do not include New Releases. "New Release" shall mean a major release of the Wink Software which occurs subsequent to the Measurement Date (as defined below), which contains significant new functionality and/or major enhancements, and which is designated for all of Wink's customers by a change in the digit or digits to the left of the decimal point in the version number. Wink shall provide a license to all Updates and New Releases at no charge to EchoStar during the term of this Master Agreement and EchoStar, in its sole discretion, shall have the option to utilize such Updates and New Releases. "New Products" shall mean new software developed or licensed by Wink which has different functionality than the Wink Software and is not required for the performance of Wink's obligations hereunder. Wink shall also provide support hereunder for all versions of the Wink Software (including all Updates and New Releases). Wink shall offer to EchoStar a license to all New Products created by Wink during the Term on terms that are as favorable or more favorable than the terms of any agreement Wink has entered into with any other United States video, audio and/or data service operator, including all cable and satellite video, audio and/or data service operators, for the provision of the New Products; provided, however, that in no event shall EchoStar's decision not to license any New Products have any impact whatsoever on the functionality of the Wink Software or EchoStar's rights to provide Interactive Wink Programs to EchoStar subscribers throughout the Term, and EchoStar shall be under no obligation to license or launch such New Products. If Wink decides not to make a New Product available to other parties, Wink agrees to offer to EchoStar an exclusive license to such New Products at a one-time fee equal to Wink's costs (on a Time and Materials basis) in developing and testing the New Products, which shall be documented in writing to EchoStar.

1.4 For purposes of this Master Agreement, the following definitions shall apply:

     (a) equipment capable of receiving EchoStar signals shall be defined as an "EchoStar Receiver".

     (b) an EchoStar Receiver which has been enabled to receive both EchoStar programming and Interactive Wink Programs transmitted over EchoStar's network, and (if, and only if, such Echostar Receiver has been made capable of receiving OpenTV Interactive Programs or Interactive ATVEF Programs) which has been made capable of capturing viewer responses to OpenTV Interactive Programs and/or Interactive ATVEF Programs (whichever is applicable), shall be referred to in this Master Agreement as a "Wink-enabled EchoStar Receiver"

     (c) EchoStar subscribers which utilize at least one Wink-enabled EchoStar Receiver to receive EchoStar video programming shall be referred to as "Wink-enabled EchoStar Subscribers".

     (d) An EchoStar Receiver which has been enabled to receive EchoStar programming and which has also been made capable of capturing viewer responses to Interactive ATVEF Programs, but which has not been made capable of receiving Interactive Wink Programs shall be referred to in this Master Agreement as a "ATVEF-response Enabled EchoStar Receiver"


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       (e) EchoStar subscribers which utilize at least one ATVEF-response
           Enabled EchoStar Receiver and no Wink-enabled EchoStar Receivers to receive EchoStar video programming shall be referred to as "ATVEF Response-enabled EchoStar Subscribers".

1.5 EchoStar shall incur no costs except as may be expressly provided in this Master Agreement.

1.6 Contemporaneously with the execution of the Master Agreement, Wink agrees to issue to Echostar a warrant to purchase 1,300,000 shares of Wink Common Stock, as described further in Exhibit H. Wink further agrees to use commercially reasonable best efforts to obtain the necessary approvals in order to grant Echostar registration rights with respect to the shares issuable upon exercise of such warrants, as described further in Exhibit M.

2.    TERM

2.1. The "Term" of this Master Agreement shall commence on the Effective Date and shall automatically terminate on the earlier of (a) seven (7) years following the first day the Interactive Wink Programs are distributed to and received by at least 10,000 Wink-enabled EchoStar Subscribers (the "Measurement Date") in accordance with the terms of this Master Agreement; or (b) seven and one half years after the Effective Date. The parties agree that EchoStar may, in its sole discretion, extend the Master Agreement upon the expiration of the Term for an additional three year period, provided that EchoStar shall provide prior written notice to Wink no later than sixty (60) days prior to the date of expiration of the Term of its intention to extend the Term. Such extension of the Term shall be granted on the most favorable rates, terms and conditions offered or made available to any United States video, audio and/or data service operator, including cable and satellite video, audio and/or data service operators. Wink agrees to give written notice to EchoStar no later than one hundred and twenty (120) days prior to the date of expiration of the Term of the rates, terms and conditions available to EchoStar for such extension.

3.     INTEGRATION AND DEPLOYMENT

3.1. The parties agree to use their commercially reasonable efforts to develop a written final statement of work ("Final Statement of Work") and a written final schedule ("Final Schedule") within ninety (90) days of the Effective Date of this Master Agreement, and to incorporate such Final Statement of Work and Final Schedule into this Master Agreement as Exhibit E and Exhibit F, respectively. Once the Final Statement of Work and Final Schedule have been agreed upon in writing, neither party shall make any modifications to the Final Statement of Work and/or the Final Schedule without the other party's prior written consent. Each party acknowledges and agrees that changes to the Final Statement of Work or the Final Schedule may result in additional work and/or expense for the other party and may require changes to the Wink Software. In the event EchoStar desires changes, the parties will cooperate to make such changes on reasonable terms.

3.2. Wink agrees to license the Wink Engine and the Wink Response Module to EchoStar on the following terms:

  (a) Wink agrees, at no charge to EchoStar, to develop, adapt and test the Wink Engine and the Wink Response Module (if applicable) for all EchoStar Receiver families released during the Term which provide adequate functionality to receive Interactive Wink Programs, as such functionality is defined in Exhibit C, which EchoStar reasonably anticipates (but under no circumstances guarantees) will generate sales of at least 250,000 units annually, and for which EchoStar requests in writing that Wink perform such work. These families may include, but may not be limited to, the families of




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       EchoStar Receivers which have been enabled to receive OpenTV Interactive
       Programs. The parties agree to negotiate without obligation on EchoStar's part, the commercial terms for Wink Engine and Wink Response Module adaptations for Echostar Receiver families which do not meet the 250,000 unit minimum volume requirement. Wink further agrees that the Wink Engine and Wink Response Module for receivers capable of receiving OpenTV Interactive Programs shall be implemented as an o-code application using the OpenTV toolset and software libraries, unless Echostar provides written notice to the contrary, and that Wink's failure to implement the Wink Engine and Wink Response Module in this manner shall be considered a material breach under this Master Agreement.

  (b) For the sake of clarification, Echostar's current intention under this Master Agreement is to download the Wink Engine and the Wink Response Module for Interactive OpenTV Programs to all Echostar receivers located in the Territory which have been or are enabled by Echostar to receive OpenTV Interactive Programs, provided that it is technically feasible to develop, adapt and test the Wink Engine and the Wink Response Module for such Echostar receivers in Echostar's sole and reasonable judgment. However, such download shall be subject to (i) the downloaded software (ie. the Wink Engine and the Wink Response Module) meeting all Specifications (as defined in section 3.2(d) below), as evidenced by testing acceptable to Echostar, (ii) Echostar's right to commence such download at any time within ninety (90) days following Echostar's final acceptance of the Wink Engine and Wink Response Module for each Echostar Receiver model, (iii) without limitation of any other rights of EchoStar hereunder to cease, disable or not commence the downloads, Echostar's right to cease, disable or not commence the downloads of the Wink Engine and the Wink Response Module if such download interferes in any way with the normal operation of such Echostar Receiver, causes an unusual number of customer service calls, or creates: any other, kind of significant operational or marketing issue for Echostar, in Echostar's sole and reasonable judgment, (iv) Echostar's right to complete such download to all Echostar Receivers of a certain model over a ninety (90) day period following the Start of Download ("Start of Download" shall be defined on a model by model basis as when at least 10,000 Echostar Receivers of such model have become Wink-enabled Echostar Receivers) for that model Echostar Receiver; and (y) Echostar's right to cease, disable or not commence the downloads of the Wink Engine and the Wink Response Module for any reason other than those provided under (iii) above, provided Echostar shall provide Wink with thirty days prior written notice of Echostar's reasons for ceasing, disabling or not commencing the download, and shall use reasonable efforts to propose ways in which Wink can address Echostar's concerns, if applicable in Echostar's reasonable judgment. In the event Wink performs a port pursuant to EchoStar's request under Section 3.2(a), which ported Wink Engine and/or Wink Response Module as integrated in the Wink-enabled EchoStar Receiver is finally accepted by EchoStar, and EchoStar fails to sell or distribute the applicable model series of the Wink-enabled EchoStar Receiver or to download the Wink Engine to applicable Wink-enabled Echostar Receivers (if such Echostar Receiver has already been distributed by Echostar), then, as Wink's sole remedy, Wink shall be entitled to reimbursement of the actual porting costs for such model series of the Wink-enabled EchoStar Receiver, up to an amount of $100,000.

  (c) EchoStar agrees to provide to Wink free of charge (including all taxes and freight) no more than 20 Echostar Receiver units per receiver model to which EchoStar requests Wink to port the Licensed Engine. All other development and test equipment and tools (including but not limited to bit stream generators), and all hardware, software, documentation and equipment reasonably necessary for Wink to complete development and duplicate the EchoStar environment (collectively the "EchoStar Equipment") are the sole responsibility and expense of Wink and shall be provided and billed to Wink by Echostar at Echostar's cost plus shipping and handling. If a third party, such as OpenTV, must perform work to integrate the Wink Engine and Wink Response Module into such party's software, EchoStar shall use its reasonable efforts to require such third party to perform such work.



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       Upon completion, Wink shall deliver to EchoStar each item identified as a deliverable in the Statement of Work (a "Deliverable"). Accompanying the final Deliverable for a given Statement of Work, Wink shall include test criteria that will exercise critical functionality of such Deliverables. Test criteria will include test cases and test applications that test for cross-platform compatibilities and for EchoStar specific implementation features. Within sixty (60) days after receipt, EchoStar shall review and evaluate each Deliverable according to mutually agreed upon criteria, if applicable, and shall provide Wink with a written acceptance of the Deliverables or a written statement setting forth those errors to be corrected ("Statement of Errors"). "Specifications" means the technical and other specifications for the Deliverables to be developed by the parties under this Master Agreement as set forth in the Final Statement of Work. EchoStar shall not withhold acceptance of any Deliverable unless such Deliverable deviates from the Specifications. Wink and EchoStar recognize that the Deliverables will not be error-free, provided that such errors are not material. If EchoStar provides a Statement of Errors, Wink shall correct such errors, if any, as soon as practicable, and return a copy of the updated Deliverables to EchoStar for review and reevaluation. Wink shall have an obligation to validate any error which actually exists. The foregoing procedure shall be repeated until acceptance by EchoStar in its sole discretion of the Deliverables or EchoStar in its sole discretion ceases development and terminates this Master Agreement or the applicable Statement of Work. EchoStar's failure to accept or provide a Statement of Errors for such Deliverables within such sixty day period shall not be deemed an acceptance of such Deliverables. The parties agree that EchoStar's acceptance of any Deliverable containing any errors shall not relieve Wink of its obligation to fix such errors in accordance with the timetables set forth in Section 3.9, except to the extent that EchoStar's rights to such fixes are expressly waived in writing by EchoStar.

  (d) At the start of application testing, and again upon EchoStar's acceptance of the completed Wink Engine and Wink Response Module ("Final Acceptance"), Wink shall deliver to EchoStar a master diskette or other digital storage media with all source code for all Wink Engine, Wink Response Module and code source files and all files necessary to create the final o-code modules, for use by EchoStar in accordance with the terms of this Master Agreement, winch diskette or media must be delivered in compliance with Wink's obligations under this Master Agreement. With the delivery, EchoStar shall receive all rights to modify, create derivative works of, and support and maintain the Wink Engine and the Wink Response Module at its sole discretion, as described further in section 13.4.

  (e) Subject to the terms and conditions of this Master Agreement, effective upon Final Acceptance, Wink grants to EchoStar at no cost to EchoStar a non-exclusive right and license, to (a) modify, use, reproduce and have reproduced the Wink Engine and Wink Response Module adapted for EchoStar Receivers (the "Licensed Engine"), solely for the purpose of incorporating the Licensed Engine into a EchoStar Receiver and as necessary in the course of distribution and support of the Wink-enabled EchoStar Receiver and EchoStar's performance as permitted hereunder; (b) distribute and authorize others to distribute copies of the Licensed Engine solely for incorporation into a Wink-enabled EchoStar Receiver which was previously acquired by an Echostar Subscriber (directly or indirectly) from EchoStar; and (c) distribute the Wink-enabled EchoStar Receiver in the Territory (and outside the Territory as described in section 1.2 above). All such procedures, including related record retention and audit procedures, shall be mutually agreed in writing by EchoStar and Wink prior to any such distribution.

  (f) As described further in section 13.4, EchoStar shall have the rights to modify, prepare derivative works of, reverse engineer, disassemble, decompile, or otherwise obtain access to the source code of the Licensed Engine, including but not limited to modifications of the o-code source code.


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  (g)  EchoStar may exercise its distribution rights hereunder through the use of manufacturers of consumer electronics equipment authorized by EchoStar to brand and distribute the Wink-enabled EchoStar Receivers ("Subdistributors"); provided, that each Subdistributor must agree in writing, prior to obtaining any copy of the Licensed Engine from EchoStar, to be bound by restrictions similar to those imposed on EchoStar set forth in this Master Agreement. EchoStar shall promptly notify Wink if EchoStar has reason to believe that any of EchoStar's Subdistributors may not be abiding by such restrictions.

3.3. Wink shall, at Wink's sole cost and expense (including costs and expenses of all taxes and freight), purchase for and on behalf of EchoStar and deliver to EchoStar at such location as EchoStar shall designate, all of the foregoing at no cost to EchoStar, all equipment (including total system-redundant equipment for back-up use) necessary to run the Wink Software and to enable EchoStar's insertion of Interactive Wink Programs, including Customer Service Virtual Channels pursuant to Section 3.8, into EchoStar's signals (the "Equipment"), with the exception that any MPEG encoders or related equipment (including, but not limited to, multiplexers and re-multiplexers) of the type generally used by EchoStar for broadcasting of data and all personal computers utilizing or running Microsoft Windows 95, Windows 98, Windows 2000 or Windows NT required to operate the Wink Software will be provided by EchoStar, at EchoStar's sole cost and expense, and such computers shall not be deemed Equipment hereunder. In addition, the parties agree that Wink shall be obligated to provide all equipment necessary for the insertion of Interactive Wink Programs associated with EchoStar's retransmission of broadcast network affiliate signals ("local-into-local") provided EchoStar agrees to pass such Interactive Wink Programs under,section 3.5. The parties agree that Wink shall. have no obligation to provide any additional equipment that may be required to enable storage or insertion of Interactive Wink Programs not provided by Wink or by a Programmer (as defined below) as part of such Programmer's video signal. Throughout the Term, Wink shall repair or replace any defective Equipment at its sole expense. All Equipment provided by Wink to EchoStar hereunder shall become the sole property of EchoStar upon the Measurement Date. The installation shall be subject to the following terms:

       (a) Wink shall assist EchoStar, as EchoStar may request and at no additional cost to EchoStar, in connection with the installation of the Equipment at its Facilities. For purposes of this Master Agreement, "Facilities" shall mean EchoStar's broadcast centers in Cheyenne, WY and Gilbert, AZ, and EchoStar's "mini-uplink" and "test-bed" (with the understanding that the installation at the mini-uplink shall be for engineering development and test purposes only, and shall not include retransmission of all Interactive Wink Programs provided by Programmers (as defined in section 3.5 below)).
            Exhibit I provides a preliminary list of Equipment to be provided by Wink, and is subject to final confirmation following a final site visit by Wink's Operations department.

       (b) Wink shall, at its sole cost, expense and responsibility, and subject to EchoStar's direction and control, install and integrate the Wink Software into EchoStar's equipment and facilities and ensure the reliable transmission of the Interactive Wink Programs. Alternatively, at EchoStar's option, Wink shall assist EchoStar in EchoStar's installation and integration thereof.

       (c) Wink's assistance and/or installation and integration as provided in paragraphs (a) and (b), above (i) shall occur during normal business hours (i.e., 9 A.M. to 5 P.M., Monday through Friday, excluding holidays) and during such time periods which are scheduled in advance by the parties and (ii) shall be subject to EchoStar's customary safety and security procedures


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            employed at its Facilities.

3.4. Starting on the Effective Date, and throughout the Term EchoStar shall provide Wink with access (at times and in a manner determined by EchoStar 'in its sole discretion) to its Facilities for purposes of development and test of Wink Software and Wink Response Network (as defined in section 4.1 below) services. EchoStar shall provide Wink, at Wink's expense (including telecommunications costs of remote access) and liability, with remote access necessary to transmit and receive test broadcasts and signals over EchoStar's satellite network, subject to Echostar's security and confidentiality concerns and other reasonable policies and procedures.

3.5. For as long as Echostar Subscriber households are enabled to receive Interactive Wink Programs, and except as otherwise set forth herein, EchoStar will not prevent the distribution through EchoStar's transmission facilities of Interactive Wink Programs inserted by Programmer, as defined below, in the VBI or MPEG of video signals, distributed 24 hours a day, from a broadcaster or cable programmer which provide video programming to EchoStar Subscribers and with whom EchoStar, and entities wholly owned by EchoStar, have a valid agreement for carriage (each, a "Programmer"), and EchoStar agrees to pass Interactive Wink Programs to Wink-enabled EchoStar Receivers without any charge to such Programmers during the Term of this Master Agreement, all of the foregoing in this Section 3.5 provided that:

       (a) the Programmer agrees to provide and does Provide such Interactive Wink Programs at no cost to EchoStar during the Term,

       (b) such Interactive Wink Programs shall be limited to using the equivalent of up to three (3) VBI lines (equal to 30 kbits/sec.) per programming service.

       (c) the Interactive Wink Programs are related in content, nature and intended audience to the associated video programming or advertising,

       (d) the Programmer agrees to provide EchoStar with indemnities similar to that provided in the video programming carriage agreement between that Programmer and EchoStar,

       (e) the Programmer agrees that all viewer responses to Interactive Wink Programs shall be routed through Wink's Response Network,

       (f) the Programmer agrees to protect subscriber privacy in accordance with Wink's guidelines,

       (g) the Interactive Wink Programs do not promote or market video, audio and/or data service operators (including direct broadcast satellite and cable operators, but excluding EchoStar) or their products or services,

       (h) the Interactive Wink Programs are delivered to EchoStar's facility in Cheyenne, WY and Gilbert, AZ in a format that can be received by the Equipment at no incremental cost to EchoStar, and

       (i) if any Programmer requires EchoStar to carry data programming other than Wink-enabled data programming, then EchoStar shall not be obligated in any manner to pass through or distribute the Wink interactive programming of such Programmer.

The parties further agree that this Master Agreement in no way creates any obligation on behalf of EchoStar to carry or pass any other form of programming or data of any Programmer. Notwithstanding the above, if EchoStar transmits the Programmers' Interactive Wink Programs, the parties agree that EchoStar shall not be obligated to dedicate aggregate bandwidth in excess of 950 kbits/sec. to all Interactive Wink Programs provided by Programmers in conjunction with such Programmers' video signals, unless separately agreed upon in writing between Wink and EchoStar. During such time that the actual, aggregate bandwidth utilized by such Programs is less than 950 kbits/sec., EchoStar agrees to transmit all such Interactive Wink Programs; provided, however, that once the aggregate amount of available Interactive Wink Programming meets or exceeds 950


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       kbits/sec., the parties shall negotiate in good faith to determine the
       Interactive Wink Programming transmitted to EchoStar Subscribers, which selection shall, in the aggregate, equal no more than 950 kbits/sec.

3.6. Wink shall ensure that at least [*] major broadcast or cable Programmers have agreements with Wink to provide original Interactive Wink Programs for no less than five (5) hours each per week during the Term and Wink shall provide EchoStar with weekly Interactive Wink Program schedules for such Programmers ("major" shall be defined as national programming services which have total day ratings as measured by Nielsen in the top fifty of all US broadcast and cable programming services, ranked by total day ratings). Wink further represents that as of the Effective Date, Wink has agreements for the broadcast of Interactive Wink Programs with ABC, CBS, FOX and NBC.

3.7. Notwithstanding any other provision of this Master Agreement, EchoStar may in its sole discretion ~cause the Wink Engine to be downloaded into any EchoStar Receivers desired by EchoStar, it being understood that EchoStar shall have no obligation whatsoever to download the Wink Engine to any EchoStar Receivers. The parties agree that Echostar shall have the right to temporarily or permanently suspend or disable the download of the Wink Engine for any reason whatsoever, including if such download causes unusual or unanticipated technical or customer service problems, as determined by Echostar in its sole judgment. In the event of such a technical or customer service problem, Echostar agrees to use reasonable efforts to provide written notice of the problems within 24 hours of such suspension, and Wink agrees to cooperate to resolve the problems promptly subject to the timetables set forth in Section 3.9. In the event the problem(s) are not of a technical or customer nature, Echostar shall provide Wink with written notice of Echostar's reasons for ceasing or reversing the download, and shall use reasonable efforts to propose ways in which Wink can address Echostar's concerns. Without limitation of any other rights of Echostar, the parties further agree that Echostar shall have the right and be provided by Wink with the ability to deactivate the Wink Engine on a Echostar Receiver by Echostar receiver basis if requested by an Echostar Subscriber, or if the Wink Engine in Echostar's sole judgment is interfering with other functionality in such Echostar Receiver.

3.8. For as long as Echostar Subscriber households have been enabled to receive interactive Wink Programs, Echostar shall provide various full screen Interactive Wink Programs or Other Interactive Programs ("Customer Service Virtual Channels") required for customer-related educational services for Winkenabled Echostar Subscribers, including but not limited to a credit card registration program, a Wink user's guide program and interactive tutorial, a transaction history program featuring the Winkenabled Echostar Subscriber's most recent transactions (including fulfillment status for such transactions), and a set-up screen for various viewer-definable options, such as response dial-back times, etc. Echostar shall have no obligation to provide bandwidth in excess of 50 kbits/sec for the Customer Service Virtual Channels, and shall have the right to discontinue transmission of the Customer Service Virtual Channel if it is deemed by Echostar in its sole and reasonable discretion to cause customer service or technical problems, or if Echostar ceases transmission of Interactive Wink Programs. In the event of such discontinuation of transmission, Echostar agrees to provide a written statement of proposed corrective actions to Wink. Echostar may in its sole discretion collaborate with Wink to integrate notification of which programming services and programs include Interactive Wink Programs 'in the electronic program guide for Wink-enabled Echostar Receivers. The exact nature of such integration shall be defined in the Statement of Work. Wink shall not use the Customer Service Virtual Channel for advertising or any purpose other than as specified herein without EchoStar's prior written consent. Echostar, in its reasonable discretion, shall review the content of the Wink Customer Service Virtual Channel prior to delivery to its Echostar Subscribers.

3.9. Wink, at its sole cost and expense, shall perform all Wink-related installation work necessary to ensure



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the
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proper operation of the Wink Software, the Wink Response Network (as defined in section 4.1 below) and the Wink Engine, and reliable delivery of Interactive Wink Programs, and shall provide on-going technical support for the Wink Software and the Wink Response Network during the Term. EchoStar shall permit Wink reasonable secure remote access to the Wink Software and associated equipment solely for the specific purpose of monitoring and troubleshooting the provisioning of Interactive Wink Programs to EchoStar Subscribers. Wink, at its sole cost and expense, shall provide all technical support to EchoStar staff ("Technical Support") as EchoStar may reasonably request in connection with the development and distribution of Interactive Wink Programs and any related aspect of the Wink Software. The parties agree that Technical Support may be categorized as follows:

(a) support to ensure proper operation of the Wink Broadcast Server (as defined in Exhibit B), of all Equipment provided by Wink and software directly associated with the transmission of Interactive Programs, and of software and services directly associated with the collection of viewer responses through the Wink Response Network ("Emergency Technical Support") and

(b) all other technical support, including but not limited to, support for Wink Studio and Wink Server Studio ("Regular Technical Support").

Without limiting the generality of the foregoing, and at no charge to EchoStar, all Technical Support (i) shall include on-call (by telephone and dial-in modem) availability of Wink personnel knowledgeable in the operation and troubleshooting of the Wink Software and/or the Wink Response Network, and (ii) shall be made available at all times during normal business hours. In addition and at no charge to EchoStar, Emergency Technical Support shall be made available after normal business hours during the week and-during all holidays and week-ends, as described further, below. If technological problems persist, such on-call Emergency Technical Support shall be provided by expert engineers and programmers. If technological problems prevent or adversely affect transmission of Interactive Wink Programs, and cannot be resolved through remote support, Wink shall provide onsite visit(s) by Wink personnel, at no cost to EchoStar, within twenty four hours of EchoStar's request (or sooner, as required below).

While the Wink Engine is enabled to receive Interactive Wink Programs in Echostar Subscriber homes, Wink will provide the following Response Times (time to respond to Echostar notification of an error or problem) and Fix Times (time to provide a solution which corrects the error or problem, or eliminates any impact of the error or problem on Programmers, Echostar and its subscribers) for error corrections and other problem resolution:

          Critical Error (severely impairs or prevents functioning of the Equipment or any of the Wink Products, as defined in section 7.1.2, which impact Echostar Subscribers or Echostar operations related to this Master Agreement)
                  Response Time: within 5 minutes.
                  Fix Time:      within 8 hours.

          Severe Error  (impairs important functionalities)
                  Response Time: within 1 hour.
                  Fix Time:      within 24 hours.

          Non-critical Error     (impairs or affects minor functionalities)
                  Response Time: within 24 hours.
                  Fix Time:      within 3 days.


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Echostar agrees to provide Wink with classification (which shall be reasonable)
of each reported problem into one of the three categories of errors. In the event Wink fails to respond and fix errors within the timetables specified above, EchoStar shall have the right (in addition and without limitation of any other rights and remedies) to terminate this Master Agreement immediately upon written notice, and without a right to cure pursuant to Section 13.1.

3.10 Wink agrees to provide support to Wink-enabled EchoStar Subscribers as follows: Wink shall provide all customer service, without limitation, related to the Interactive Wink Programs. Wink shall make available one or more toll-free numbers, staffed with such level of live customer service representatives as is reasonably necessary to promptly service customer calls related to the Interactive Wink Programs and/or any Wink Response, as defined below in Section 4.2. The toll-free line(s) shall be operational at the commencement of Interactive Wink Program delivery and available 24 hours per day, 7 days per week. Wink will forward all inquiries not related to Interactive Wink Programs and/or Wink Responses (meaning EchoStar Services inquiries) to the EchoStar customer service line designated by EchoStar. EchoStar will forward all Wink-related inquiries to the Wink customer service line designated by Wink. In addition, Wink, at its sole expense, shall enable EchoStar to "live transfer" all calls related to the Interactive Wink Programs and/or any Wink Response to the Wink customer service line designated by Wink. Wink shall also provide Echostar's customer service operation with the ability to electronically check status for Wink Transactions (as defined in section 4.2 below), correct customer information, look up problem resolution information and processes for individual Fulfillment Entities (as defined in section 6.3 below), address customer inquiries and generally perform any necessary customer service operation related to Interactive Wink Programs, the Wink Engine and. any other product or, service provided by Wink to Echostar or Echostar Subscribers. All support and other services by Wink pursuant to Sections 3.9 and 3.10 shall be at no charge to EchoStar, its subscribers or subdistributors.

       If the number of calls primarily concerning Interactive Wink Programs, the Wink Engine, Wink Transactions and any other product or service provided by Wink that are received by Echostar in any calendar quarter exceed 10% of the number of Wink enabled Echostar Subscribers at the beginning of such calendar quarter, then Echostar shall charge Wink on a monthly basis for the incremental costs incurred by Echostar in providing such customer service response and/or referring such calls to Wink Such costs shall not average, on a monthly basis, more than three dollars ($3.00) per call from Echostar subscribers.

3.11. EchoStar agrees to provide technical specifications and other support reasonably required to enable Wink to:

       (a) receive the minimum information necessary from EchoStar's billing system, or other system designated by EchoStar, to support routing of Wink Transactions (as defined in section 4.1 below). This information, which includes subscriber name, bill-to and service address, phone number, unique identifier of the Wink-enabled EchoStar Receiver(s), and any other information to be mutually agreed upon between the parties, shall be deemed Confidential Information, as defined in Section 12. EchoStar agrees to use reasonable efforts to ensure the accuracy of the subscriber information, but does not represent that such data will be accurate. All subscriber information including the names, addresses and other identifying information of the subscribers shall be the exclusive property of EchoStar.

       (b) interface with EchoStar equipment in order for EchoStar to insert Interactive Wink Programs into a EchoStar satellite transponder data stream such that the Interactive Wink Programs can be either (x) linked to particular video programming and only accessible to Wink-enabled EchoStar Receivers


Proprietary and Confidential            10
       tuned to that service (e.g. "program-related" or "program-synchronous" Interactive Wink Programs) or (y) accessed independently of video programming through direct tuning or a Wink provided menu that can be accessed through direct tuning (e.g. "virtual channels"). The specifications for this interface are attached as Exhibit G.

       (c) integrate the Wink Software with other EchoStar equipment and software, including but not limited to video playout and playlist control systems, asset management systems, billing systems, LANs and WANs, etc., as reasonably necessary and determined jointly by the parties.

       (d) route Wink Transactions back to Echostar for purposes of enabling Echostar to bill Wink-enabled Echostar Subscribers for Wink Transactions as part of Echostar's billing process with such Echostar Subscribers.

3.12. Wink shall keep the Wink Software, the Wink Response Network (as defined in Section 4.1 below) and associated equipment provided by Wink in good working order for uninterrupted reception and use of Interactive Wink Programs by Wink-enabled EchoStar Subscribers, and to ensure regular and reliable collection, reporting and forwarding of Wink Responses (as defined in Section 4.2 below).

3.13. Notwithstanding anything to the contrary set forth herein, and without limitation of any other rights Echostar may have under this Master Agreement (including but not limited to section 3.7), EchoStar has the right without prior notice to interrupt the carriage of Interactive Wink Programs at any time for the purpose of Emergency Broadcast and other Federal Communications Commission (FCC) mandated broadcasts in the Territory, or if the Interactive Wink Programs or response collection interferes in any way with transmission of the signal of the applicable channel, interferes with the operations of EchoStar or causes other technical problems. EchoStar agrees that it shall use commercially reasonable efforts to give notice to Wink within three (3) hour of any such interruption, and EchoStar and Wink will each use their commercially reasonable efforts to restore the delivery of Interactive Wink Programs and,collection of viewer responses as soon as possible.

4.     RESPONSES

4.1 The parties agree that Wink shall be responsible at no cost to EchoStar, for operating a network (the "Wink Response Network") capable of receiving in-bound calls from Wink-enabled EchoStar Receivers, collecting Wink Responses (as defined in Section 4.2 below), distributing such Wink Responses to applicable Fulfillment Entities (as defined below), routing subscriber billing information to Echostar in a format determined by Echostar in its sole and reasonable discretion in the event Echostar wishes to bill subscribers for Wink Transactions as part of Echostar's billing process (and the Echostar Subscriber has been notified of such billing arrangement for such Wink Transactions), and reporting on such Wink Responses to EchoStar, Programmers and other agreed-upon parties as necessary for the fulfillment of Wink Transactions (as defined below). Wink Transactions shall be collected daily. Wink Responses other than Wink Transactions shall be collected daily if capacity is available. Wink shall ensure that all Wink Responses are collected within 7 days. Wink agrees to perform the transaction, response collection and other obligations set forth in this Section in a manner which does not cause any interference of any kind with other EchoStar collection and other activities. Wink shall be responsible for any damages caused by Wink's performance of its obligation pursuant to this Section 4.1. The parties shall agree in writing as to the collection strategy for Wink transactions and responses.

4.2. For purposes of this Master Agreement, the following definitions shall apply:


Proprietary and Confidential            11

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       (a) A "Wink Response" is any EchoStar Subscriber response data generated by Interactive Wink Programs, Other Interactive Programs or Interactive ATVEF Programs and collected electronically by Wink.

       (b) A "Wink Transaction" is a Wink Response initiated by a Wink-enabled EchoStar Subscriber, and in which the Wink-enabled EchoStar Subscriber uses a Wink-enabled EchoStar Receiver to request products or services, whether such products and services are either provided at no charge to the Wink -enabled EchoStar Subscriber or require payment by the Wink-enabled EchoStar Subscriber, and where the fulfillment of that request requires the disclosure of subscriber specific information by such EchoStar Subscriber, such as name and address.

       (c) "Wink Revenue Transaction" are all Wink Transactions whereby Wink derives any revenue from any source pursuant to a EchoStar Subscriber's Wink Response; provided, however, Wink Revenue Transactions specifically do not include without limitation (i) the purchase of a subscription to a EchoStar service, whether video, audio, data or otherwise, (ii) the purchase of a EchoStar supplied pay-per-view movie or event, (iii) the purchase of any other digitally delivered content services or video programming product and/or hardware similar to (i) and (ii), and which is provided by EchoStar.

       Commencing on the Measurement Date and throughout the remainder of the Term, Wink shall provide to EchoStar standard weekly reporting (which shall summarize Echostar Subscriber usage of Interactive Wink Programs and all Wink Transactions by unique Interactive Wink Program), at no charge to EchoStar, of all Wink Responses generated during the previous week. Wink further agrees to provide at no charge to EchoStar daily standard reports of Wink Transactions generated by Interactive Wink Programs inserted by EchoStar into EchoStar promotional programming,: including, without limitation, programming which promotes EchoStar subscription programming, pay-per-view movies and events and other EchoStar provided products and services EchoStar Wink Programs"). EchoStar accepts Wink's terms for all other reporting regarding Wink Responses as defined in Exhibit J. Wink warrants and represents that such terms are as favorable or more favorable than the terms of any agreement Wink has entered into with any other United States video, audio and/or data service operators, including cable and satellite video, audio and/or data service operators, for the provision of the same or similar services. Wink further agrees to promptly notify EchoStar in writing, should Wink decide to enter into new agreements or amend existing agreements with any United States video, audio and/or data service operator to include more favorable terms for services similar to those defined in Exhibit J, and to immediately offer (and at EchoStar's option make immediately effective) such terms to EchoStar. Notwithstanding the foregoing and Exhibit J, Wink acknowledges and agrees that Wink Transactions for any EchoStar Wink Program will be processed at no charge to EchoStar (for purposes of illustration only, there would be no charge to EchoStar in the event that a Wink-enabled EchoStar Subscriber upgrades his current EchoStar programming package via a Wink-enabled EchoStar Virtual Channel or a Wink-enabled EchoStar barker channel). EchoStar agrees that Wink Revenue Transactions shall be subject to Wink's rates for request for information responses ("RFI Response") and purchase responses ("Purchase Response"), as defined in Exhibit J. Wink agrees to provide to Echostar all reports described above in hard copy or electronic form, per EchoStar's instructions. In addition, Wink agrees that it shall provide EchoStar with any improvements or additions to the amount and type of data that Wink generally provides to any other video, audio, and/or data service operators with respect to Wink Responses, Wink Transactions or Wink Revenue Transactions. All Wink Transactions and Wink Revenue Transactions shall be undertaken by Wink or its agents in accordance with applicable law, including, without limitation, truth in advertising and customer privacy laws.

4.3 During the Term of this Master Agreement, Wink shall pay to EchoStar, on a monthly basis, a share of the fees on each Wink Revenue Transaction that is generated by Wink-enabled EchoStar Receivers and ATVEF-response Enabled EchoStar Receivers and routed by Wink to the appropriate entity.


Proprietary and Confidential            12

       EchoStar's share of Wink Revenue Transactions generated by ATVEF-response Enabled EchoStar Receivers shall be subject to EchoStar's written warranty and representation that EchoStar controls content and data services for such EchoStar Receivers. Wink's gross revenues (net of returns, cancellations and bad debt allowance [i.e., debts past due and not collected for one year from date of applicable transaction]) from Wink Revenue Transactions (including but not limited to Purchase Responses and RFI Responses, as defined in Exhibit J) generated by EchoStar Subscribers shall be referred to as "Gross Transaction Routing Fees." EchoStar's share of Gross Transaction Routing Fees shall be as set forth in Exhibit A. Once EchoStar reaches four million (4,000,000) Wink-enabled EchoStar Subscribers, EchoStar shall have the choice of being paid a share of Wink's Gross Transaction Routing Fees per Exhibit A, or being paid [*] percent ([*]) of Wink's Net Transaction Routing Fees. Wink's Net Transaction Fees shall be as set forth in Exhibit L. Once EchoStar notifies Wink it has reached four million (4,000,000) Wink-enabled EchoStar Subscribers, Wink shall prepare a report for EchoStar calculating the Net Transaction Fees for the four calendar quarters preceding the receipt of such notice. Upon receipt of this report, EchoStar shall have thirty (30) days to choose between being paid based on Gross Transaction Fees and Net Transaction Fees for the remainder of the Tenn. If EchoStar does not provide written notice to Wink within thirty (30) days of receipt of the report of it's desire to change from Gross Transaction Fees to Net Transaction Fees, Wink shall continue to pay EchoStar based on Gross Transactions Fees as defined in Exhibit A. The payments made by Wink to EchoStar for EchoStar's share of such Gross Transaction Routing Fees or Net Transaction Fees, as applicable, shall be defined as "Transaction Revenue Share" for purposes of this Master Agreement. Wink shall be solely responsible for all taxes and/or other similar governmental transactional charges, if any, with respect to all Gross Transaction Routing Fees and Net Transaction Routing Fees. Without limitation of any other rights of EchoStar, Wink warrants and represents that the terms for Echostar's Transaction Revenue Share (as defined in this Section 4.3 and in Exhibit A) are as favorable or more favorable than the corresponding terms of any agreement Wink has entered into with other United States video, audio and/or data service operators, including cable and satellite video, audio and/or data service operators. Wink further agrees to promptly notify EchoStar in writing, should,Wink decide to enter into new agreements or amend existing agreements with any United States video, audio and/or data service operator to include more favorable revenue sharing, and to immediately offer (and at EchoStar's option make immediately effective) such terms to EchoStar.

4.4 Response Routing Services shall be defined as the collection and routing of viewer response data from broadcast interactive programs. Wink shall provide Response Routing Services for Interactive Wink Programs during the Term applicable to any Wink-Enabled EchoStar Receivers. In addition, the parties agree that at EchoStar's sole determination and written request, Wink shall provide Response Routing Services to EchoStar for all Other Interactive Programs and for Interactive ATVEF Programs which are broadcast by a Programmer in conjunction with a video programming service, with it being understood that Response Routing Services do not include the collection or processing or EchoStar Subscriber responses collected or provided through a web site other than www.wink.com and other sites owned and operated by Wink.

5.     FEES AND PAYMENT TERMS

5.1 EchoStar acknowledges and accepts Wink's licensing fees, rates for Wink services, and payment terms for EchoStar, as set forth in Exhibits D and
       J. EchoStar may choose to utilize other products and services of Wink from time to time under this Master Agreement. These products and services will be offered by Wink to EchoStar at the most favorable rate and terms and conditions offered or made available to any United States video, audio and/or data service operator, including cable and satellite video, audio and/or data service operators. Wink agrees that Wink's pricing under Exhibit J shall remain competitive with other similar services offered by third parties. Such comparisons shall



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


Proprietary and Confidential            13
       be made considering all costs which a third party advertiser or merchant would incur in obtaining viewer responses.

5.2 Wink shall provide reports of and pay the Transaction Revenue Share to EchoStar on or before forty five (45) days after the end of each month throughout the Term. Past due payments by either party shall bear interest at a rate equal to the lesser of. (1) one percent (1%) per month; or (ii) the maximum legal rate permitted under law.

6.      PROMOTION AND RESEARCH

6.1 The parties agree to issue a joint and mutually agreeable press release announcing this Master Agreement within thirty (30) days of the Effective Date. EchoStar agrees to sponsor an event for the press following the announcement of the Master Agreement, the incremental cost of which shall be shared equally by the parties, subject to the prior approval by both parties of such incremental costs.

6.2. Wink may, from time to time and in conformance with all applicable federal, state or other law, undertake marketing tests and surveys, rating polls and other research in connection with Wink - enabled EchoStar Subscribers. Wink shall give prior written notice to EchoStar of the nature and scope of each such test, survey, poll or project which applies to or involves Wink-enabled EchoStar Subscribers, and shall obtain Echostar's written permission as to the frequency and methods which such tests, surveys, polls and other projects use to reach or contact EchoStar subscribers. EchoStar may in-its sole discretion to the extent permissible under applicable law, provide Wink, upon request from Wink, with reasonable assistance in conducting such research in connection with undertaking such test, survey, poll or project. Wink shall reimburse EchoStar for all costs and expenses incurred in connection with rendering such assistance upon EchoStar's demand. Wink shall promptly provide EchoStar with the results of all such tests, surveys, polls and projects at no cost to EchoStar. The results of all such tests,, surveys,polls and projects . shall,be Confidential . Information, shall be in an aggregate form which does not identify individual Echostar Subscribers or use any other method by which one could conclude or deduct that the subscriber is an Echostar Subscriber, and shall not identify any Wink-enabled EchoStar Subscriber. EchoStar agrees that Wink shall be provided with any and all research in an aggregate and anonymous form directly related to the deployment, launch, and usage of the Interactive Wink Programs or the generation of Wink Revenue Responses by Wink enabled EchoStar Subscribers that is created or paid for by EchoStar at no cost to Wink. Such research shall be Confidential Information of Echostar as defined in Section 12 hereof.

6.3. EchoStar acknowledges that Wink will be providing to Programmers, Third Party Wink Program Providers, advertisers, or parties designated by such entities to fulfill Wink Transactions ("Fulfillment Entities") both (a) aggregate reports on Wink Responses and (b) reports on individual Wink Transactions that are generated as a result of a Wink-enabled EchoStar Subscriber's deliberate interaction with the Interactive Wink Programs, Other Interactive Programs or Interactive ATVEF Programs to which the report relates. Wink represents and warrants to EchoStar that: (1), except as set forth in the preceeding sentence, it shall not provide to any third party any information related to a Wink-enabled EchoStar Subscriber including, but not limited to, name, address, phone number and credit card number (collectively, "Wink-enabled EchoStar Subscriber Data"); (ii) Fulfillment Entities shall be expressly prohibited pursuant to executed written agreements with Wink from (x) collecting or using any Wink-enabled EchoStar Subscriber Data for purposes other than fulfilling orders and requests from the Wink-enabled EchoStar Subscriber, and (y) selling or providing any Wink-enabled EchoStar Subscriber Data to third parties except that, notwithstanding the foregoing (x) and (y), Fulfillment Entities may be permitted to use (but not to provide to third parties) the Wink-enabled


Proprietary and Confidential            14

     EchoStar Subscriber Data related to a particular Subscriber if such Wink-enabled EchoStar Subscriber has purchased a product in the amount of at least $2.00 through an Interactive Wink Program, provided that such Wink-enabled EchoStar Subscriber Data shall not identify EchoStar Subscribers as "EchoStar Subscribers" or use any other method by which one could conclude or deduct that the subscriber is an EchoStar Subscriber. Wink agrees to provide Wink-enabled EchoStar Subscribers with a means of securely registering their credit card or other preferred method of payment with the Wink Response Network through an on-screen Interactive Wink Program (or Other Interactive Program or Interactive ATVEF Program), and agrees to ensure that all EchoStar Subscribers by default "opt-out" of having their personal information sold or provided to third parties). Wink represents and warrants that it shall use its best efforts to enforce its rights under such agreements with Fulfillment Entities, to EchoStar's benefit, should such Fulfillment Entities be in breach of such agreements with respect to their unauthorized use of any EchoStar Subscriber data. Prior to the Measurement Date and throughout the Term thereafter, Wink shall ensure that under any new agreements with Fulfillment Entities entered into on or after the Measurement Date, EchoStar shall be a named third party beneficiary and be expressly permitted to seek legal and equitable relief against such Fulfillment Entities for any act or omission by such entities. Fulfillment Entities can not be competitors of EchoStar or market competitive products or services using Interactive Wink Programs.

6.4 If and for as long as EchoStar uses the Interactive Wink Programs, EchoStar agrees to promote and market the availability of the Interactive Wink Programs to Winkenabled EchoStar Subscribers in the Territory. The parties agree that EchoStar may brand such interactive capabilities of the Wink-enabled EchoStar Receiver in EchoStar's sole discretion, and that EchoStar's use of any Wink-owned or controlled brand or mark may be done in a manner so as to be clearly subordinate to EchoStar's brand and in conformance with EchoStar's trademark utilization guidelines. Subject to the preceding understanding and agreement, EchoStar agrees to use reasonable efforts to use Wink brands in EchoStar's Marketing of Interactive Wink Programs and Wink-enabled EchoStar receivers, including specifically the on-screen "attract icon" (e.g. the scripted) used by Wink to indicate to viewers that a particular program or advertisement is Wink-enhanced. EchoStar may in its sole discretion collaborate with Wink to enable the electronic programming guide in each Wink-enabled EchoStar Receiver to display in each of the commonly used "views" for such electronic programming guide which channels and programs are broadcast with companion Interactive Wink Programs. Advertising, promotional, marketing and/or sales materials concerning the Interactive Wink Programs or the Wink Software provided by Wink may be used at the sole discretion of EchoStar. Wink agrees that it shall only provide to EchoStar those marketing materials whereby Wink has received all necessary prior approval from the applicable Programmers and Third Party Wink Program Providers featured in such marketing materials such that no further approvals shall be required from Programmers and Third Party Wink Program Providers for minor customization of the materials, including but not limited to, adding the name, logo and other marks of EchoStar.

6.5. EchoStar agrees that any marketing materials separately developed by EchoStar intended to promote the capabilities of the Interactive Wink Programs must be approved in writing by Wink prior to distribution, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, use of the names and marks of Wink and separately Wink-developed marketing and promotional materials regarding Wink and the Interactive Wink Programs in routine promotional materials, such as program guides, program listings and bill stuffers, shall be deemed approved unless Wink specifically gives written notice to EchoStar to the contrary. Nothing contained herein shall limit or restrict the right of EchoStar to use such names and marks (i) in connection with the exercise of its rights hereunder or (ii) as permitted under any other contract or agreement, in connection with

Proprietary and Confidential           15
any advertising inserted in any television service or programming if the sponsor of such advertisement had the right to use such names and marks therein or otherwise than under this Master Agreement.

6.6. During the term of this Master Agreement and for the duration of EchoStar's rights to use the Wink Software, in the event that EchoStar advertises, promotes or markets the Licensed Engine or Interactive Wink Programs, EchoStar may, and may require its Subdistributors to, use the trademarks, marks, trade names, logos, and other product and company identifiers of Wink that Wink may adopt, from time to time ("Wink Trademarks"). Use of the Wink Trademarks shall be consistent with Wink's trademark usage policy which Wink may adopt from time to time and of which Wink has notified EchoStar. All representations of Wink's Trademarks that EchoStar intends to use shall first be submitted to Wink for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Wink.

6.7. Remote controls that EchoStar markets for use with Wink-enabled EchoStar Receivers may in EchoStar's sole discretion contain a button for enabling the functionality of the Licensed Engine ("Wink Button"). Under no circumstances shall EchoStar be required to change the physical layout of the remotes shipping with Wink-enabled EchoStar Receivers. For each remote, the location and size of the Wink Button shall be determined solely by EchoStar. EchoStar in its sole discretion may decide that manuals, or any other documentation describing functionality of the Licensed Engine will contain information on use of the Licensed Engine functionality and Wink copyright and proprietary notices. The content and location of such information and notices shall be determined by EchoStar in its sole discretion. Wink will provide to EchoStar artwork for a logo that may be placed. on all Wink-enabled EchoStar Receivers. EchoStar may silk screen or similarly affix this logo on each Wink-enabled EchoStar
     Receiver.

6.8. EchoStar agrees to provide to Wink at no charge, on a monthly basis, EchoStar's estimate of the number of:


     (a)  Wink-enabled EchoStar Subscribers
     (b) Wink-enable EchoStar Receivers installed in Wink-enabled EchoStar Subscriber homes
     (c)  ATVEF-response enabled EchoStar Subscribers
     (d)  ATVEF-response enabled EchoStar receivers

     EchoStar shall use commercially reasonable efforts to include in the monthly report data detailing (a) through (d) information regarding subscriber state and ZIP code. The parties agree that Wink shall have the right to verify EchoStar's compliance with this provision in accordance with Section 14.11.

6.9. Provided the Measurement Date has occurred as of February 2 8, 200 1, Wink agrees to pay EchoStar [*] within thirty (30) days of the Measurement Date. Provided EchoStar enables a minimum of one million (1,000,000) EchoStar Subscribers to receive Interactive Wink Programs (e.g. such subscribers become Wink-enabled EchoStar Subscribers) as of the Measurement Date, Wink agrees to provide EchoStar with promotional funds from Wink in the amount of (a) [*] and (b) an additional [*] per Wink-enabled EchoStar Subscriber after the first one million Wink-enabled EchoStar Subscribers (the sums specified in (a) and (b) above are collectively referred to herein as "Wink MDF Funds"). All promotional and marketing expenses deemed eligible for Wink MDF Funds by EchoStar must be submitted to Wink for approval prior to commitment to such expenses, which approval shall not be unreasonably withheld. Payments of Wink MDF Funds to EchoStar shall be made monthly within 30 days of receipt of both (a) the subscriber reports defined in section 6.6 and (b) presentation of evidence of expenditure of such amounts. Marketing and promotional expenses eligible for Wink MDF Funds include events, television, print,


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


Proprietary and Confidential           16
radio or outdoor advertising, retail marketing materials, direct mail campaigns and other marketing communications specifically aimed at improving sales of Wink-enabled EchoStar Receivers and/or awareness or usage of Interactive Wink Programs among Wink-enabled EchoStar Subscribers. The parties agree that each party may contribute "in-kind" products and services in place of cash outlays on the approval of the other party. "In-kind" products and services include, but are not limited to, local advertising avails and templates for various forms of advertising and promotion that can be tailored for EchoStar's use. In addition to the marketing programs funded by the Wink MDF Funds, Wink may in its sole discretion choose to fund additional marketing programs. Execution of such additional marketing programs shall be subject to EchoStar's prior written approval, which shall be provided in EchoStar's sole discretion. In such event, Wink shall be offered the lower of (a) EchoStar's most favorable terms offered to programmers and service providers and (b) the average price realized by EchoStar at that time for any EchoStar service (including "local" ad avails) and any out-of-pocket costs incurred by EchoStar for materials or services which would be required to execute such marketing programs, provided that Wink's proposal is submitted for review and approval to EchoStar prior to execution.

7.       REPRESENTATIONS, WARRANTIES AND LIABILITY LIMITATION

7.1      WINK'S WARRANTIES.

7.1.1. All warranties of Wink set forth in this Section 7.1 shall be valid and binding throughout the Term of this Master Agreement. Wink hereby represents and warrants to EchoStar that:

              (i) Wink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
              (ii) Wink has and will continue to have at all times during the Term the requisite power and AUTHORITY TO OWN, LEASE AND OPERATE ITS PROPERTIES AND TO CARRY on its business as now being or PROPOSED TO BE CONDUCTED AND to execute and deliver this Master Agreement and to fully perform its obligations hereunder, including its obligations, to deliver all of the shares in the Warrant pursuant to Section 1.6;
              (iii) Wink has the right to furnish the Wink Software and operate the Wink Response Network and the services related thereto as provided in this Master Agreement, free and clear of (a) any patent, copyright and other intellectual property or proprietary right of third parties and (b) any contractual or legal limitations or restrictions;
              (iv) the execution, delivery and performance of this Master Agreement including the issuance and delivery of all of the shares in the Stock Grant have been duly authorized by all corporate actions necessary on the part of Wink, and Wink's SEC filings, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
              (v) Wink has not previously and will not during the Term enter into any contractual or other legal obligation which will in any way interfere with its full performance of this Master Agreement, and no other consents, approvals, authorizations and other requirements prescribed by any contract, law, rule or regulation must be obtained or satisfied by Wink 'in connection with the execution, delivery and performance of this Master Agreement;
              (vi) the individual executing this Master Agreement on behalf of Wink has the authority to do so;
              (vii) the Wink Software and the Wink Response Network (and subsequent revisions and upgrades to same provided by Wink to EchoStar) will operate and perform in accordance with all published specifications with respect thereto (which specifications shall be provided to EchoStar on the earlier of ninety (90) days from the Effective Date and the date of the Final Statement of Work) throughout the Term of this Master Agreement;

Proprietary and Confidential           17

              (viii) the use or carriage by EchoStar of the Wink Software or any other rights granted by Wink hereunder will not infringe upon the patent, copyright, trademark, or other proprietary or intellectual property right of any third party;
              (ix) Wink will perform all obligations and render all services hereunder in a professional and workmanlike manner to the best of its abilities;
              (x) Wink presently is and will remain at all times during the Term in full compliance with all applicable local, state, and federal laws and regulations, including without limitation such statutes, laws, rules, regulations and orders enforced, administered, promulgated or pronounced by the Federal Communications Commissions or any successor agency thereto, as amended from time to time; and
              (xi) Wink will comply with all of its representations, warranties, obligations and responsibilities herein contained during the Tenn.
              (xii) the use or carriage by EchoStar of the Wink Software, Wink Response Network or any other rights granted by Wink hereunder will not cause any errors in, degradation in quality or performance of, or damage of any kind to, the EchoStar products, hardware, or video or data services.
              (xiii) Wink will, at its own expense, ensure that throughout the Tenn hereof, the Wink Response Module, Wink Broadcast Server and Wink Response Network will remain compatible with then current industry standards and operating systems, including without limitation future ATVEF development.

              Wink's warranty shall not extend to problems in the Licensed Engine that result from: (a) changes by EchoStar to the operating system or environment or to EchoStar Receivers which adversely affects the Licensed Engine and wInch are not contemplated by this Master Agreement (unless such changes have been mutually agreed upon or otherwise approved by Wink or is a result of remaining compatible with then current industry standards and operating systems, including without limitation future ATVEF development); (b) any alterations of or additions to the Licensed Engine performed by parties other than Wink without Wink's prior written authorization unless the same are necessary as a result of Wink's failure to perform; (c) use of the Licensed Engine in a manner expressly prohibited in the Specifications; or (d) problems caused solely by other products not supplied by Wink, which products were not compatible or intended or approved for use with the Licensed Engine. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS MASTER AGREEMENT, WINK MAKES AND ECHOSTAR RECEIVES NO WARRANTIES WITH RESPECT TO THE LICENSED ENGINE, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7.1.2. Wink represents and warrants to EchoStar that the Wink Software and the Wink Response Network (collectively, "Wink Products") are designed and developed to be, and will continue to be, Year 2000 Compliant. "Year 2000 Compliant" shall mean that:

              (a) the Wink Products are fully functional and perform in accordance with Wink's published specifications and the specific warranties set forth elsewhere 'in this Master Agreement (together, the "Standards") prior to, during, and after the calendar year 2000 A.D., and that the Wink Products shall perform during each such period of time without any error relating to date functionality and/or data;

              (b) without limiting the generality of the foregoing, that the Wink Products (i) shall not cease to perform or provide or cause any software and/or system with which the Wink Products operates to provide invalid or incorrect results as a result of date functionality and/or data, or otherwise experience any degradation of performance or functionality with respect to the Standards as a result of such interfacing specifically arising from, relating to or including date functionality, (10 has been developed and designed to be fully interoperable with year 2000-compliant software, hardware, and data and to ensure year 2000 compatibility, including, but not limited to, date data century recognition

Proprietary and Confidential        18
and calculations which accommodate same century and multi-century and leap year formulas and date values; (iii) shall effectively and accurately manage and manipulate data derived from, involving or relating in any way to dates including single century formulas and multi-century or leap year formulas, and will not cause an abnormally ending scenario within the Wink Products, or generate 'incorrect values or invalid results involving such dates, and (iv) provides that all date-related user interface functionalities and data fields include an indication of century.

7.2      EchoStar represents and warrants to Wink as of the Effective Date that:
              (i) EchoStar is a corporation duly organized and validly existing under the laws of the State of Colorado;
              (ii) EchoStar has the requisite power and authority to enter in this Master Agreement and to fully perform its obligations hereunder;
              (iii) EchoStar is not subject to any contractual or other legal obligation which will in any way interfere with its full performance of this Master Agreement;
              (iv) the execution, delivery and performance of this Master Agreement has been duly authorized by all corporate actions necessary on the part of EchoStar; and
              (v) the individual executing this Master Agreement on behalf of EchoStar has the authority to do

7.3      LIMITATION OF LIABILITY

         NEITHER WINK (OR ITS AFFILIATES) EXCEPT AS SET FORTH IN SECTIONS 4.1, 7.1.l(iii), 7.1.l(viii), 8.1 or 12, ON THE ONE HAND, NOR ECHOSTAR (OR ITS AFFILIATES), ON THE OTHER HAND, SHALL, FOR ANY REASON OR UNDER ANY LEGAL THEORY, BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS, REVENUES, DATA OR SERVICES, REGARDLESS OF WHETHER SUCH DAMAGES OR LOSS WAS FORESEEABLE AND REGARDLESS OF WHETHER IT WAS INFORMED OR HAD DIRECT OR IMPUTED KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS IN ADVANCE.

8.       INDEMNIFICATION

8.1 Wink shall indemnify, defend and hold harmless EchoStar, its parents, subsidiaries, affiliates, and their respective officers, directors, employees and agents from and against any and all losses, settlements, claims, actions, suits, proceedings, investigation, judgments, awards, damages, liabilities, costs and expenses including, without limitation, reasonable attorneys' fees (collectively "Losses" and, individually, a "Loss") which arise out of or as a result of

         (i) any breach or default of any representation, warranty, obligation or duty of this Master Agreement by Wink or any act or omission by or on behalf of Wink;

         (ii) any claim, demand, action, suit or proceeding in which it is alleged that the Wink Products or any part thereof, is defamatory, libelous, slanderous or obscene, or violates or infringes any patent or copyright, trademark or other proprietary or intellectual property right of any third party or constitutes a misappropriation of any third party's trade secrets;

         (iii) any improper disclosure by Wink of any Confidential Information as defined herein ("Confidential Information Disclosures");

Proprietary and Confidential           19

         (iv) any misuse under the terms of this Master Agreement or otherwise by Wink or any third party, including, without limitation any Fulfillment Entity, of any EchoStar Subscriber information, including but not limited to EchoStar Subscriber credit card information or other personal financial data;

         (v) any advertising and marketing of the Wink-enabled EchoStar Receivers by Wink;

         (vi) the use by EchoStar of any materials, including advertising and promotional copy, supplied and/or approved by Wink;

         (vii) use of any logos, trademarks, service marks, trade names or other identifying information of EchoStar inconsistent with EchoStar's instructions;

         and Wink shall reimburse them for any and all legal, accounting and other fees, costs and expenses (collectively, "Expenses") reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss; provided, however, that the same shall not relieve EchoStar of its obligations under Section 8.2. If it is, or may be, determined by competent authority that the Wink Products or any part thereof infringes any patent, copyright, trade secret, trademark or other proprietary or intellectual property right of a third party or is enjoined, then Wink, at its sole expense and sole option, may: (a) procure for EchoStar the right under such patent, copyright, trade secret, trademark or other proprietary or intellectual property right to use, reproduce and distribute the Wink Products or such part thereof or such trademark as authorized in this Master Agreement, at no cost to EchoStar, or (b) subject to EchoStar's approval, which shall not be unreasonably withheld, replace the Wink Products or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality at no cost to EchoStar; or (c) subject to EchoStar's approval, which shall not be unreasonably withheld, modify the Wink Products or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality at no cost to EchoStar. The foregoing shall not be in limitation of any rights of EchoStar to suspend or terminate its performance under this Master Agreement, or suspend or terminate this Master Agreement, pursuant to its terms, at law, or in equity, which EchoStar shall have full rights to do.

         Notwithstanding anything to the contrary contained in this Master Agreement (but without limitation of any other termination rights of EchoStar) in the event of any actual or threatened third party claim of infringement, as determined by EchoStar in its reasonable discretion, EchoStar shall have the right to discontinue distributing the Interactive Wink Programs and/or de-activate the Wink Engine.

8.2 EchoStar shall indemnify Wink, its officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all direct Losses which are sustained or incurred by or asserted against any of them and which arise out of (i) any breach or default of any representation, warranty, obligation or duty of this Master Agreement by EchoStar; and (ii) EchoStar's advertising and marketing of the Interactive Wink Programs unless such materials are provided or approved by Wink, provided however that the same shall not relieve Wink of its obligations under Section 8.1. EchoStar shall reimburse Wink for any and all Expenses reasonably incurred by Wink in connection with investigating, mitigating or defending any such Loss.

8.3 Promptly after receipt by either party of notice of the commencement of any action, suit, proceeding or investigation in respect of which such party may make a claim for indemnification hereunder, such party will give written notice thereof to the other party; but the failure to so notify the other party will

Proprietary and Confidential       20
not relieve the other party from any liability or obligation which the other party may have to any indemnified person (i) otherwise than under this Master Agreement or (ii) under this Master Agreement except to the extent of any material prejudice to the other party resulting from such failure. If any such action, suit, proceeding or investigation is brought against an indemnified person, the indemnifying party shall undertake the defense and permit the indemnified party to participate therein at the indemnified party's expense. If Wink is the indemnifying party, Wink shall make no compromise or settlement of any claim without the prior written consent of EchoStar. The compromise or settlement of any such claim without EchoStar's prior written consent shall release EchoStar from its obligations hereunder with respect to such claim or action so settled. The indemnities contained in this Section 8 shall continue throughout the Term and shall survive the termination of this Master Agreement.

9.       NOTICES

         All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by personal delivery, facsimile transmission, certified mail, return receipt requested, postage prepaid, or by next day express delivery, or such other addresses or fax numbers as such party may have substituted by notice given to the others in accordance with this Section. Such notices must be addressed as follows:


                         If to WINK COMMUNICATIONS:
                         Attn.: Executive Vice President, Sales
                         1001 Marina Village Parkway
                         Alameda, CA 94501
                         Fax No.: 510-337-2960


                         With a copy to:
                         Chief Financial Officer
                         Fax No.: 510-337-2960

                         If to EchoStar: EchoStar Satellite Corporation
                         Attn.: Mark Jackson
                         Senior Vice President
                         EchoStar Satellite Corporation
                         5701 S. Santa Fe Drive
                         Littleton, CO 80120
                         Fax No.: (303) 723-1699

                         With a copy to:
                         David K. Moskowitz
                         Senior Vice President and General Counsel
                         EchoStar Satellite Corporation
                         5701 S. Santa Fe Drive
                         Littleton, CO 80120
                         Fax No.: (303) 723-1699

         The date of such telegraphing, personal delivery or facsimile transmission (with confirmation of receipt thereof), or the date of receipt of a certified notice or express delivery, if applicable, shall be deemed the date on which such notice is given and effective.

Proprietary and Confidential           21

10.      TRADEMARKS

         Other than as expressly provided otherwise herein, all right, title and interest in and to the Interactive Wink Programs or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, the parties acknowledge and agree that with respect to all names, logos, marks, copyright notices or designations owned and utilized by the respective party in connection with the activities of that party are the sole and exclusive property of that party and no rights or ownership are intended to be or shall be transferred as a result of this Master Agreement. Wink shall not use, and no right or license is hereby granted to Wink to use, any of the trade names, trademarks, copyrights, styles, slogans, titles, logos or service marks of EchoStar. Notwithstanding the foregoing, EchoStar permits Wink to include EchoStar's trade name and logo for Wink's industry marketing materials, subject to (i) EchoStar's Trademark and Style Guide, attached hereto and incorporated herein as Exhibit K and (ii) prior written approval by EchoStar.

11.      FORCE MAJEURE

              Neither party shall have any liability to the other party for any failure to perform hereunder, if such failure is due to: an act of God; war; inevitable accident; fire; lockout; strike or other labor dispute-, riot or civil commotion; act of government or governmental instrumentality (whether federal, state or local); act of terrorism; failure of performance by a common carrier; failure in whole or in part of technical facilities; sun spots or other electronic, electro-magnetic, atmospheric or other condition affecting transmission; loss or degradation of any EchoStar satellite capacity (regardless of whether the Wink Interactive Programs are currently delivered on the affected transponder(s) at the time of such loss or degradation); or other cause (excluding financial inability or difficulty of any kind) beyond such party's reasonable control. The Tenn shall be suspended during the period when a party is unable to fulfill its obligations hereunder by reason of such occurrence; provided, however, that either party may terminate this Master Agreement upon written notice to the other party in the event of a Force Majeure which prevents either party from substantially performing under this Master Agreement for a period of sixty (60) continuous days.

12.      CONFIDENTIALITY

12.1. As used herein, "Confidential Information" shall include: (w) information which by its nature ought to be treated as confidential, including but not limited to technical documents, software, business plans, projections and financial analysis, (x) the terms and conditions, other than the existence and duration, of this Master Agreement; (y) any information marked or orally disclosed as "confidential;" and (z) all personally identifiable information related to Wink-enabled EchoStar Subscribers or any other subscriber of EchoStar. Neither party shall disclose Confidential Information to any third party (other than as necessary to its respective employees, in their capacity as such) except: (i) as expressly provided herein; (ii) at the written direction of the other party; (iii) as may be required by any court of competent jurisdiction, governmental agency, law or regulation, provided that the disclosing party takes reasonable steps to obtain confidential treatment of such information pursuant to an appropriate Protective Order (in such event the disclosing party shall also notify the other party as promptly as practicable and, if possible, prior to making any disclosure so that the non-disclosing party may take further steps to protect the confidentiality of such information); (iv) in connection with any arbitration proceeding; (v) as part of the normal reporting or review procedure to a party's accountants, auditors, agents, legal counsel, investment bankers and employees of parent and subsidiary companies, provided such accountants, auditors, agents, investors and potential investment partners, legal counsel, and employees of parent and subsidiary companies agree to be bound by this Section; and (vi) to enforce

Proprietary and Confidential           22
         any of a party's rights pursuant to this Master Agreement. Any data transmission, including all reports, between Wink, EchoStar and approved third parties containing EchoStar Subscriber data, is the sole property of EchoStar and is hereby identified as Confidential Information and all such Subscriber data shall be transmitted and stored in such a manner so as to ensure, through the use of best efforts, the security of such data from access by unauthorized parties.

12.2. Wink acknowledges and agrees that any and all Wink-enabled EchoStar Subscribers shall be deemed customers of EchoStar for all purposes relating to programming services (including without limitation video, audio and data services) and the hardware necessary to receive such services. Wink further acknowledges and agrees that (a) the names, addresses, profiles or other identifying information of such subscribers ("Subscriber Information") are, as between EchoStar and Wink, the sole and exclusive property of EchoStar, and that (b) Wink will treat all Subscriber Information strictly confidential, and will not directly or indirectly use, or permit any others to use, any Subscriber Information for any purpose during the Term and at all times thereafter, except as expressly permitted in Sections 6.3.

12.3. Each party agrees that a breach of these, obligations of confidentiality will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and state courts. The forgoing remedy of injunctive relief is agreed to without prejudice to the other party's to exercise any other rights and remedies it may have, including without limitation, the right to terminate this Master Agreement and seek damages or other legal or equitable relief The forgoing confidentiality obligations will survive termination of this Master Agreement.

12.4. In the event that Wink derives an economic benefit, in any form, from a violation of its obligations under Section 12. It is hereby agreed that such economic benefit is the property of Echostar and that Wink shall deliver the cash value of the economic benefit to EchoStar immediately upon receipt of the economic benefit. It is further agreed that Wink shall hold. such economic benefit in trust for the benefit of EchoStar. The foregoing is agreed to without prejudice to EchoStar to exercise any other rights and remedies it may have, including without limitation, the right to terminate this Master Agreement and seek damages or other legal or equitable relief. The confidentiality obligations set forth in Section 12.1 above will survive termination of this Master Agreement indefinitely.

13.      TERMINATION

13.1 BREACH. Notwithstanding any other provision herein, either party shall have the right to terminate this Master Agreement and any License granted herein by giving written notice to the other party if such other party breaches any of its material obligations under this Master Agreement or such party has made any material misrepresentations and such breach is not cured within thirty (30) days (or ten (10) days in the case of payment default) of receipt of written notification specifically setting forth those items of nonperformance. If such breach is timely cured, the notice of termination shall be void. The termination of this Master Agreement by either party shall be without prejudice to any other remedies that party may have. Each party shall be obligated to pay outstanding fees and payments accrued as of the date of termination.

 13.2 BANKRUPTCY. If a party (1) becomes bankrupt or insolvent, however evidenced, (ii) admits in writing its inability to pay its debts when due, (iii) makes a general assignment for the benefit of creditors,
         (iv) has appointed, voluntarily or involuntarily, any trustee, receiver, custodian or conservator with respect

Proprietary and Confidential           23
         to it or a substantial part of its property, (v) files, or has filed against it, a voluntary or involuntary petition in bankruptcy or (vi) makes any arrangement or otherwise becomes subject to any proceedings under the bankruptcy, insolvency, reorganization or similar laws of the United States or any state, then the other party shall have the right at any time thereafter to terminate this Master Agreement by giving written notice to such party.

13.3 RIGHTS UPON TERMINATION. All rights of EchoStar to use the Wink Software (or any License granted hereunder for any reason) will cease upon expiration of the Term or upon the termination of this Master Agreement by Wink due to material breach hereof by EchoStar, and in such event EchoStar will (i) reasonably promptly purge all copies of all Wink Software from all computer processors or storage media on which EchoStar has installed or permitted others to install such Wink Software (not including software, if any, within any Wink-enabled EchoStar Receiver), (ii) within ninety (90) days of such expiration or termination return all materials (other than the Equipment) provided by Wink or allow Wink to retrieve such materials at EchoStar's Facilities on notice during regular business hours and without interrupting EchoStar operations and further subject to EchoStar's security concerns, and (iii) within ninety (90) days of such expiration or termination, certify to Wink in writing, signed by an officer of EchoStar, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Wink Software remains in EchoStar's possession or under its control. Upon termination or expiration of the Master Agreement, Wink shall immediately discontinue all use of all EchoStar trademarks, including all marks associated in any way whatsoever with the Wink-enabled EchoStar System and all marks or names associated with any programming or product offered by EchoStar. The parties will reasonably cooperate and assist each. other to effectuate the purposes of this Section 13.3.

13.4 SOURCE CODE. Upon execution of this Master Agreement, Wink shall deliver the o-code (source code) for the Wink Engine, to EchoStar at EchoStar's address first provided above in this Master Agreement.

         EchoStar shall have a non-exclusive, non-transferable license to use such source code solely to support, maintain, modify, create derivative works of and improve the Wink-enabled EchoStar Receiver until the expiration or termination of all of EchoStar's rights under the Master Agreement (it being understood that EchoStar shall have full rights to use such source code in the event of and continuing indefinitely after termination by EchoStar, due to breach by Wink, or in the event of an event described in Section 13.2, or in the event Wink merges with, is acquired by, or engages in a similar transaction with, a competitor of EchoStar. EchoStar agrees to inform all employees who are given access to the source code that such source code is the confidential material of Wink licensed to EchoStar as such. Access to the source code will be limited to those EchoStar employees needing such access to effect the purposes of this Master Agreement. EchoStar will obligate each EchoStar employee who is given access to the source code to maintain the confidentiality of such source code with the standard of care that EchoStar protects its own confidential information. EchoStar will notify Wink promptly in the event of any breach of its security where it appears that any source code was misappropriated, disclosed in violation of this Master Agreement or exposed to loss, and EchoStar will take all reasonable actions required to recover the source code in the event of loss or misappropriation or to otherwise prevent its unauthorized disclosure or use.

         Notwithstanding anything herein to the contrary, all Wink warranties and support obligations shall be void if EchoStar modifies the Wink Engine source code, except when (a) such modifications result from a material breach by Wink and are necessary to resolve deviations from the Specifications or to fix errors, (b) such changes to the Wink Engine source code does not materially affect other Wink Software or the Wink Response Network, in which case Wink's warranties and support obligations

Proprietary and Confidential           24
         with respect to the unaffected portion of the Wink Software and with respect to the Wink Response Network shall remain.

13.5 RIGHTS OF ECHOSTAR UPON BREACH BY WINK. Without. limitation of any other rights or remedies of EchoStar, in the event of a material breach by Wink, EchoStar shall have the right to (a) at least the same level of Technical Support and customer service as that provided by Wink to any other video, audio and/or data service provider and (b) take any necessary remedial measures, including modifications to the Wink Software such that it complies with the Specifications or the fixing of errors, the costs of which shall be reimbursed by Wink to EchoStar.

14.      GENERAL

14.1 BINDING EFFECT; ASSIGNMENT This Master Agreement and License shall be binding upon, and shall redound to the benefit of, the parties hereto and their respective successors and assigns except that it may not be assigned by transfer, by operation of law or otherwise, without the prior written consent of the non-transferring party, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Master Agreement and License in whole or in part to an Affiliated Company. Such assignment shall require that the entity assuming the assigning party's rights and obligations is not a competitor of the non-assigning party. Except for the assignment rights provided herein, the License shall otherwise be non-transferable. Except as otherwise provided herein, any assignment of rights or delegation of duties under this Master Agreement by a party, without the prior written consent of the other party, if such consent is required hereby, shall be void. Except as otherwise provided herein, no person shall be a third party beneficiary of this Master Agreement. For the purposes of this Master Agreement, "Affiliated Company(ies)" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such person or entity and any member, director, officer or employee of such person or entity.

14.2 AMENDMENTS, MODIFICATIONS, CANCELLATIONS. Except as otherwise contemplated herein, no addition to, and no cancellation, renewal, extension, modification or amendment of, this Master Agreement shall be binding upon a party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Master Agreement and which is executed and delivered on behalf of each party by an officer of each party.

14.3 WAIVERS LIMITED. No waiver of any provision of this Master Agreement shall be binding upon a party unless such waiver is set forth in a written instrument which is executed and delivered on behalf of such party by an officer of such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument.

 14.4 RELATIONSHIP. The relationship of the parties hereto is that of independent contractors. Neither party shall be or hold itself out as the agent of the other party under this Master Agreement. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners, joint venturers or agents as between EchoStar and Wink, and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship. Likewise, no supplier of advertising or programming or anything else included in connection with the Interactive Wink Programs shall be deemed to have any privity of contract or direct contractual or other relationship with EchoStar by virtue of this Master Agreement or

Proprietary and Confidential           25

         EchoStar's License hereunder. Wink disclaims any present or future right, interest or estate in or to the transmission facilities of EchoStar.

14.5 GOVERNING LAW. The validity, interpretation, performance and enforcement of this Master Agreement shall be governed by the law of the State of Colorado, without regard to its principles of conflicts of laws. The respective obligations of the parties under this Master Agreement are subject to all applicable federal, state and local laws, rules and regulations. The federal and state courts located in the State of Colorado shall have exclusive jurisdiction to hear and determine any claims, disputes, actions or suits which may arise under or out of this Master Agreement. The parties voluntarily consent to the personal jurisdiction of, and waive any objection as to venue, in such courts for such purposes.

14.6 ATTORNEYS FEES. In the event of any suit or action to enforce or interpret this Master Agreement or any provision thereof, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney fees, both at trial and on appeal, in addition to all other sums allowed by law.

14.7 ENTIRE AGREEMENT; EXHIBITS; CONSTRUCTION. This Master Agreement together with the Schedules and Exhibits attached hereto constitutes the entire contract between the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the parties with respect to the subject matter hereof. In the case of a conflict between the provisions of this Master Agreement and any Schedule and/or Exhibit, the. Master Agreement shall prevail. This, Master Agreement has been fully reviewed and negotiated by the parties hereto and their respective counsel. Accordingly, in interpreting this Master Agreement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted.

14.8 SEVERABILITY. If any. provision of this Master Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason,
         (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Master Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Master Agreement and an equitable adjustment shall be made to this Master Agreement (including, without limitation, addition of necessary further provisions to this Master Agreement) so as to give effect to the intent so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Master Agreement.

14.9 HEADINGS. The headings set forth in this Master Agreement have been inserted for convenience of reference only, shall not be considered a part of this Master Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Master Agreement.

14.10 SURVIVAL OF REPRESENTATIONS. All representations and warranties set forth herein shall survive the termination or expiration of this Master Agreement indefinitely and the consummation of the transactions contemplated hereby. In addition, Sections 8, 10, 12 and 14 shall survive any termination or expiration of this Master Agreement.

Proprietary and Confidential           26

14.11 AUDIT RIGHTS. During the term of this Master Agreement and for one (1) year thereafter, both parties shall maintain accurate and complete documents and information, as well as books and records in accordance with generally accepted accounting principles and practices which, at a minimum, shall contain sufficient information to enable an auditor to verify compliance with this Master Agreement. Upon not less than 30 days' prior written notice, either party shall have the right, during the term of this Master Agreement and for one (1) year thereafter to have an independent Big-5 accounting firm examine during normal business hours all of the documents, information, books and records of the other party related to this Master Agreement to the extent necessary to verify compliance with this Master Agreement; provided, however, that such examinations shall not be conducted more frequently than once annually. If any such examination reveals a discrepancy in the amount paid by or to either party and the amount which should have been paid by or to either party, the party who has been demonstrated to have paid too little shall immediately pay to the other party an amount equal to the cost of such examination, plus the amount of the discrepancy, plus interest on the amount of such discrepancy at the rate of 1.5% per month (or, if lower, the maximum rate permitted by law) from the date on which such amount was paid by or should have been paid to the other party through the date on which payment is made to the other party (such payments shall only be made by EchoStar if the under reporting by EchoStar actually caused Wink to make payments to EchoStar).

14.12 REMEDIES CUMULATIVE. It is agreed that the rights and remedies herein provided in case of default or breach by either party of this Master Agreement are cumulative and shall not affect in any manner other remedies that the other party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Master Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                     ECHOSTAR SATELLITE CORPORATION

By:                                           By:
   ---------------------------                   -------------------------------
Name:                                         Name:
     -------------------------                     -----------------------------
Title:                                        Title:
      ------------------------                      ----------------------------



Proprietary and Confidential           27

                    EXHIBIT A.: WINK/ECHOSTAR REVENUE SHARE

Transaction Revenue Share is calculated as a percentage of Wink's gross revenues on the applicable Gross Transaction Routing Fees.

EchoStar's Transaction Revenue Share shall be as set forth in Table A below, and shall increase if either or both of Milestone I or Milestone 2 are reached. The percentage of Transaction Revenue Share due to EchoStar shall always be the percentage applicable to the higher of the milestones reached (i.e. Milestone I or Milestone 2). For example, if EchoStar has 2.5 million Wink-enabled EchoStar Subscribers and generates $4.50 in Annualized Transaction Revenue Share, the Transaction Revenue Share percentage for National Responses shall be [*], and the Transaction Revenue Share percentage for other Wink Revenue Responses shall be [*].:

TABLE A
-------------------------------------------------------------------------------------------------------------------
  Milestone 1:               Milestone 2:                 Wink Revenue                 Wink Revenue Responses
  Number of Wink-            Annualized Transaction       Responses derived from       derived from Interactive
  enabled EchoStar           Revenue Share per            third party video            Wink Programs, Other
  Subscribers (as            Wink-enabled EchoStar        programming or               Interactive Programs and
  determined by              Subscriber in preceding      advertising, including       Interactive ATVEF
  EchoStar, and subject      calendar quarter             those provided by            Programs inserted by
  to audit by Wink)                                       Programmers                  EchoStar at EchoStar's
                                                          ("National Responses")       facilities, excluding all
                                                                                       National Responses
-------------------------------------------------------------------------------------------------------------------
  Less than 2,000,000        Less than $3.00              [*]                          [*]
-------------------------------------------------------------------------------------------------------------------
  2,000,000 - 2,999,999      $3.00 - $3.99                [*]                          [*]
-------------------------------------------------------------------------------------------------------------------
  3,000,000 - 3,999,999      $4.00 - $4.99                [*]                          [*]
-------------------------------------------------------------------------------------------------------------------
  4,000,000 - 4,999,999      $5.00 - $5.99                [*]                          [*]
-------------------------------------------------------------------------------------------------------------------
  5,000,000 - 5,999,999      $6.00 - $6.99                [*]                          [*]
-------------------------------------------------------------------------------------------------------------------
  6,000,000 or more          $7.00 or more                [*]                          [*]
-------------------------------------------------------------------------------------------------------------------

In addition to the Transaction Revenue Shares defined above, once the 2,000,000 Wink-enabled EchoStar Subscriber mark has been reached, the Transaction Revenue Share for any amount collected by Wink in excess of $2.50 per individual Wink Transaction shall be as follows:

Amounts between               Transaction Revenue Share
---------------               -------------------------
$2.50 and $3.50                         [*]
$3.50 and $4.50                         [*]
$4.50 and $5.50                         [*]
above $5.50                             [*]



In addition, if EchoStar publicly announces on or before June 30, 2000 its hope to reach 4,000,000 Wink-enabled EchoStar Subscribers, and reaches 4,000,000 Wink-enabled EchoStar Subscribers by June 30, 2003, the Transaction Revenue Share in Table A above shall increase by an additional [*] points.

The Transaction Revenue Share for the applicable number of Wink-enabled EchoStar Subscribers shall apply for all Gross Transaction Routing Fees captured by Wink in the month in which that number of Wink-enabled EchoStar Subscribers is reached and for all months thereafter during the Term, until the next threshold for Wink-Enabled EchoStar Subscribers is met, at which point that next Transaction Revenue Share shall apply for all Gross Transaction Routing Fees thereafter, and so forth.



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B: WINK SOFTWARE

STANDARD ITEMS:


- WINK ENGINE IMPLEMENTED AS AN EN2.1 0-CODE APPLICATION. THE WINK ENGINE IS AN ECHOSTAR RECEIVER INDEPENDENT INTERPRETER CAPABLE OF RECEIVING, DECODING AND DISPLAYING INTERACTIVE WINK PROGRAMS, AND OF GENERATING WINK RESPONSES TO SUCH INTERACTIVE WINK PROGRAMS.
- WINK RESPONSE MODULE IMPLEMENTED AS AN EN2.1 O-CODE APPLICATION. THE WINK RESPONSE MODULE IS AN ECHOSTAR RECEIVER INDEPENDENT SOFTWARE APPLICATION CAPABLE OF GENERATING WINK RESPONSES TO OPEN TV INTERACTIVE PROGRAMS.
- WINK BROADCAST SERVER VERSION 2x THE WINK BROADCAST SERVER IS A SERVER CAPABLE OF SCHEDULING AND BROADCASTING INTERACTIVE WINK PROGRAMS OVER ANALOG OR DIGITAL TRANSMISSION NETWORKS.
-    WINK SERVER MODULE ENGINE VERSION 1.x
-    WINK RESPONSE SERVER (MODEM RETURN PATH) VERSION 1.x
-    WINK BILLING SYSTEM INTERFACE VERSION 1.x
- WINK A/D GATEWAY FOR CAPTURING AND REINSERTION OF INTERACTIVE WINK PROGRAMS PROVIDED IN ANALOG VBI AND REINSERTED IN ECHOSTAR DATA BROADCAST STREAMS
-    WINK STUDIO VERSION 2.x
-    WINK SERVER STUDIO 1.x

OPTIONAL ITEMS:

-    WINK AD INSERTION SERVER MODULE, DIFFERENT INTERFACES AVAILABLE


Proprietary and Confidential           29

EXHIBIT C.: WINK ENGINE HARDWARE REQUIREMENTS

--------------------------------------------------------------------------------
REQUIREMENTS
--------------------------------------------------------------------------------
PROCESSOR                    28 CISC MIPS available to Wink while the receiver
                             is decoding MPEG video and receiving guide data.
--------------------------------------------------------------------------------
PROGRAM FLASH ROM            512K x 8 - field upgradeable (not including
                             TCP/IP/PPP protocol stack)
--------------------------------------------------------------------------------
RAM                          1M x 8 (see attached memory budget)

--------------------------------------------------------------------------------
NON-VOLATILE STORAGE         4Kx8

--------------------------------------------------------------------------------
ON SCREEN DISPLAY            704 x 480 resolution
(GRAPHICS)                   both 16 & 256 color modes full screen during video
                             can be restricted to, 16 color full
                             screen, 256 color 1/2 screen

                             Hardware Support for Translucency or
                             'Alpha-Blending'
                             Hardware Flicker Reduction (recommended)
                             Hardware Support for BitBlt (recommended)
--------------------------------------------------------------------------------
BROADCAST TRANSPORT          Ability to read 2 Wink streams concurrently with
                             normal programming: one Wink programming stream and one Wink announcement stream.

                             Up to 150 K bits/second for each Wink enhanced video channel

                             Up to 450 K bits/second for each Wink virtual
                             channel (may have audio) 4K bits/second
                             'Announcement Stream' - always available
                             (MPG IRD only)
--------------------------------------------------------------------------------
MPEG DECODER                 Capable of continuous display of static I-Frame
                             under software control
--------------------------------------------------------------------------------
MODEM                        2400 baud or higher
--------------------------------------------------------------------------------
TELEPHONE INTERFACE          US and Internationally approved with dial tone and
                             off-hook detection.
--------------------------------------------------------------------------------
DEVICE CONTROL               System Resource Manager:
INTERFACE                      - Key input routing
                               - OSD control
                               - Memory management
                               - Modem control and TCP/IP/PPP (with
                                 CHAP/PAP/LCP/IPCP)
                               - Channel tuning
                               - Audio mute control
--------------------------------------------------------------------------------
POWER SUPPLY                 24 hr Power Supply for Engine and Tuner
--------------------------------------------------------------------------------


Proprietary and Confidential           30

EXHIBIT D.: PRICING AND PAYMENT TERMS

All products and services are billed Net/45.

(A) WINK SOFTWARE PROVIDED FREE OF CHARGE DURING THE TERM:
ALL SOFTWARE DEVELOPED BY WINK AND NECESSARY TO DELIVER INTERACTIVE WINK PROGRAMS AND COLLECT
WINK RESPONSES FROM WINK-ENABLED ECHOSTAR SUBSCRIBERS, INCLUDING unlimited:

-    Site License for the Wink Broadcast Servers 2.x
-    Site License for the Wink Response Server 1.x
-    License for the Wink Billing System Interface 1.x
-    Site License for Wink Server Module Engine 1.x
-    Site License for A/D Gateway
-    Site license for Wink Studio 2.x
-    Site license for Wink Server Studio 1.x
-    Wink Engine and Wink Response Module for EchoStar Receivers

EchoStar may deploy as many copies of each Wink Software program as necessary to ensure reliable transmission from Facilities for the purpose of serving Wink-enabled EchoStar Subscribers in the Territory.

(B) WINK SERVICES PROVIDED FREE OF CHARGE:

- Site survey and installation of all Wink Software and other products provided by Wink
- A two-day training session for operating and maintaining the Wink Broadcast Server for up to two employees every six months during the term
- A two-day training session for developing Interactive Wink Programs using Wink Studio and Wink Server Studio for up to eight employees every six months during the term
- All technical training shall be provided at Wink's facilities at Wink's regularly scheduled classes. However, the first training sessions for each Wink Software product shall be provided at EchoStar's facilities at a mutually agreeable time
- Up to five one day Customer Service and Sales training sessions for EchoStar staff at EchoStar's facilities

(C) THIRD PARTY PRODUCTS PROVIDED FREE OF CHARGE:

- All necessary server hardware to support reception and transmission of national Interactive Wink Programs and the Wink Virtual Channels (as defined in section 3.3)
- Norpak VBI readers for each incoming analog video strewn carrying Interactive Wink Programs
-    Cables, hubs, etc. necessary to connect all Wink related equipment

All telecom products and services to support collecting of Wink Responses from Wink-enabled EchoStar Receivers, and to interface to EchoStar's billing system

(D) Optional Wink Software and services:

- License for Wink Ad Insertion Server Module (delivery dependent on vendor/interface)
          Existing interfaces      Free
          New interfaces           NRE based on time and materials, not to
                                   exceed $25,000
-    Custom interface work                                  $1,000/day
-    Phone training and consulting beyond bundled services  $125/hr
-    Application development                                $2,500 min., $125/hr





Proprietary and Confidential              31

EXHIBIT E.: FINAL STATEMENT OF WORK

To be prepared by the parties per section 3.1























Proprietary and Confidential            32

EXHIBIT F.: FINAL SCHEDULE

To be prepared by the parties per section 3.1






















Proprietary and Confidential              33

EXHIBIT G.: SPECIFICATIONS FOR INTERFACE To ECHOSTAR DATA TRANSMISSION EQUIPMENT

To be provided by Echostar. Need spec for interface between Wink Broadcast Server and EchoStar data transmission equipment.























Proprietary and Confidential             34

EXHIBIT H.: WARRANT

Common Stock Purchase Warrant for 1,300,000 shares of Wink Common Stock, expires May 26, 2005

















Proprietary and Confidential            35

EXHIBIT I.: EQUIPMENT PROVIDED BY WINK

- Sun Sparc Servers (primary + back-up) as necessary to operate the Wink Broadcast Server and Server Module Engine for the Interactive Wink Programs supplied by Programmers and the Wink Virtual Channels.
- Norpak VBI readers for all incoming national video signals which contain Interactive Wink Programs and which EchoStar has agreed to pass through to Wink-enabled EchoStar Receivers (including 2 spare units that can be "swapped" for defective ones by EchoStar staff)
- All modems, servers and other equipment associated with the Wink Response Network

Equipment not provided by Wink:

- MPEG encoders, multiplexers, data networking equipment, etc. for transmission of video, audio and data to EchoStar Subscribers
- Windows-based PCs to operate Wink Studio, Wink Server Studio, graphical user interfaces to Wink Broadcast Server, Wink Response Network, etc.
- Equipment for origination or retransmission of Interactive ATVEF Programs or Other Interactive Programs















Proprietary and Confidential            36

EXHIBIT J.: WINK RESPONSE ROUTING PRICING

PURCHASE RESPONSES.

Purchase Responses are billed based on the gross price of the item or service being sold, excluding taxes, freight and other charges (the "Item Price"). Wink's Response Network charges 12% of the Item Price for each Purchase Response, with a minimum fee of $2.00 per transaction and a maximum fee of $6.00 per transaction. Each unique application (UIC) is charged a minimum of $25 per month.

RFI Responses

RFI Responses are billed based on monthly volume for the billed entity per the table below. Each unique application (UIC) is charged a minimum of $25 per month.

NUMBER OF RFI RESPONSES/MO.                  Price/RFI Response
---------------------------                  ------------------
1-5,000                                           $1.60/ea
5,001 - 25,000                                    $1.44/ea
25,001 - 100,000                                  $1.28/ea
100,001 - 250,000                                 $1.12/ea
250,001 - 500,000                                 $0.96/ea
500,001+                                          $0.80/ea

POLL RESPONSES

Poll Responses are billed a one-time standard report set-up fee of $ 100. There is no charge per Poll Response or per standard report for parties with a valid Wink Broadcast Server license. For all other customers, each standard poll report costs $ 100. Wink controls the sample rate for all polls, and may at its sole discretion choose to reduce the sample rate and provide a statistical projection of all poll responses in the applicable Wink universe.

Notes

1. Per transaction pricing and minimum monthly charges for Purchase Responses, RFI Responses and Poll Responses include UIC registration, standard weekly summary reports (as defined by Wink, currently include number of Wink Responses/day/UIC/city). and one certification test (excl. Wink server modules).

2. Additional certification tests for the same UIC will be billed at $50/hour, one hour minimum.

3. Electronic interface set-up and maintenance fee for order exchange with the Wink Response Network - $100/interface/month

4.   All reports can be delivered by fax, e-mail, or electronic FTP or mailbox.

5.   Wink may change pricing with 90 days notice

6. Direct 3rd party costs, such as tape dubbing fees, and shipping and handling will be billed separately at cost. Tape dubbing is currently billed at $100 per tape.

7.   Wink Response Network custom reports - quoted on request.

DEFINITIONS

A "Purchase Response" is any Wink Revenue Response which constitutes an agreement by a Wink-enabled Viewer to purchase a product or service, regardless of the method of payment.
An "RFI Response" is any Wink Revenue Response other than Purchase Responses.
A "Poll Response" shall be defined as a Wink Response generated by a Wink "vote/poll" script or processing using Wink's "vote/poll" reporting.
A "UIC" is a unique code by Wink's Response Network assigned to each Interactive Wink Program prior to airing. The same UIC can air multiple times on different networks.




Proprietary and Confidential            37

EXHIBIT K.: ECHOSTAR TRADEMARK AND STYLE GUIDELINES

EchoStar Trademark and Style Guide or other similar documentation. To be provided by Echostar.


















Proprietary and Confidential            38

EXHIBIT L.: DEFINITION OF WINK'S NET TRANSACTION ROUTING FEES

Wink's Net Transaction Routing Fees shall be defined as Gross Transaction Routing Fees, less:

(1)  Directly Attributable Costs, including but not limited to:
a) revenue share payments made by Wink to third parties from Gross Transaction Routing Fees
b) marketing costs incurred by Wink in marketing to Wink-enabled EchoStar Subscribers
c) customer service and technical support costs incurred in supporting Wink-enabled EchoStar Subscribers and EchoStar
d) telecommunications costs incurred by Wink in collecting Wink Responses from Wink-enabled EchoStar Subscribers
e) depreciation and amortization of assets directly related to servicing EchoStar or EchoStar Subscribers
f) other costs incurred by Wink that the parties may mutually agree to include in Directly Attributable Costs

(2) Allocated Costs, which shall include all expenses recognized by Wink in it's public financial statements filed with the Securities and Exchange Commission, less
a)   Interest income/expense,
b)   non-operating expenses,
c)   Directly Attributable Costs (as defined in paragraph I above),
d) the equivalent of Directly Attributable Costs for other video, audio and/or dataservice operators (including revenue share and revenue guarantee payments made to such operators, and all depreciation and amortization from general purpose assets, such as office buildings, etc.)
The Allocated Costs shall be multiplied by the number of Wink-enabled EchoStar subscribers at the end of the reporting period, divided by the total number of Wink-enabled households in the United States at the end of the reporting period for which Wink provides response routing services.











Proprietary and Confidential            39

EXHIBIT M.: SHAREHOLDER RIGHTS AMENDMENT

Wink Communications Consent and Amendment of Investor Rights Agreement and Co-sale Agreement
























Proprietary and Confidential            40